Exhibit 10.1
Separation Agreement
This Separation Agreement (the “Agreement”) is entered into between CST Brands, Inc. (“CST” or “Company”) and [Name], the [Position] of CST (“[Mr.][Ms.] ” or “Executive”) on this ____day of __________, 2014 (the “Effective Date”).

1.
Purpose. The purpose of this Separation Agreement (this “Agreement”) is to retain the services of [Mr.][Ms.] and to reinforce and encourage the continuing attention, dedication and loyalty of [Mr.][Ms.] without the distraction of concern over the possibility of involuntary or constructive termination of employment resulting from unforeseen developments, by providing income continuity and separation benefits for a limited period.

This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations thereunder and related guidance issued by the Internal Revenue Service (“IRS”). If necessary in order to ensure such compliance, this Agreement may be reformed consistent with guidance issued by the Internal Revenue Service. In no event shall the Company be liable for any additional tax, interest or penalties that may be imposed on Participant under Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

2.	Definitions. Unless the context otherwise requires, the following terms shall have the meanings respectively indicated:
(a) “2013 Plan” shall mean the Amended and Restated 2013 Omnibus Stock and Incentive Plan, as from time to time in effect.
(b) “Annual Base Salary” means annual base salary in effect on the Date of Termination, disregarding any reduction occurring after a Change in Control that would qualify as Good Reason.
(c) “Annual Target Bonus” means the annual target bonus for the fiscal year for which the annual bonus is awarded under the Short Term Incentive Plan if the performance goals established pursuant to such annual bonus were achieved at the target level attributable to Executive in effect at the time the Notice of Termination is given. Notwithstanding the foregoing, if termination occurred for Good Reason as set forth below, the termination payments provided for in Section 4(b) shall be calculated using the Annual Target Bonus as in effect immediately before any reduction of such Annual Target Bonus.
(d) “Award” means the grant of any Incentive Stock Option, Non-qualified Stock Option, SAR, Restricted Stock, Restricted Stock Unit, Stock Unit Award, Performance Share, Performance Unit, Performance Cash, Dividend Equivalent or any other right or interest relating to stock or cash incentive, whether granted singly, in combination or in tandem to a Long Term Incentive Awards under this Agreement (each individually referred to herein as an “Incentive”). “Award” also means any annual incentive bonus award made under the 2013 Plan or by Company pursuant to applicable guidelines.
(e) “Board” shall mean the board of directors of CST.
(f) “Cause” shall mean (i) the willful and continued failure by Executive substantially to perform Executive’s duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness), after a demand for substantial performance is delivered to Executive by the Company that specifically identifies the manner in which the Company believes that Executive has not substantially performed Executive’s duties, or (ii) the willful engaging by Executive in conduct demonstrably and materially injurious to the Company, or (iii) a conviction of, a plea of nolo contendere, a guilty plea, or confession by Executive to, an act of fraud, misappropriation or embezzlement or any crime punishable as a felony or any other crime that involves moral turpitude. For purposes of this definition, no act, or failure to act, on the part of Executive shall be considered “willful” unless done, or omitted to be done, by Executive without reasonable belief that Executive’s action or omission was in the best interests of the Company and was lawful.
(g) “Change in Control” shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the effective date of any following events:
(i)    Acquisition of Stock by Third Party. Any Person is or becomes the Beneficial Owner (as such term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, and any rules and regulations promulgated thereunder), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding shares of capital stock;
(ii)    Change in Board. During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board of Directors of Company (the “Board”), and any new director (other than a director designated by a person who has effected a transaction described in subparagraph (i) of this definition without the consent of the Board) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a least a majority of the members of the Board;
(iii)    Corporate Transactions. The effective date of a merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than a majority of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation which such shares give the holder(s) thereof the power to elect at least a majority of the board or other governing body of such surviving entity;
(iv)    Liquidation. The approval by the stockholders of the Company of a complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or
(v)    Other Events. There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Act (as defined below), whether or not the Company is then subject to such reporting requirement.
(h) “Company” shall mean CST Brands, Inc and its subsidiaries.
(i) “Compensation Committee” shall mean the Compensation Committee as constituted from time to time of the Board of Company, or such other body as shall have similar authority and responsibility.
(j) “Date of Termination” shall mean (i) if the Services of Executive are terminated by death, the date of Executive’s death, (ii) if Executive retires, the date of Executive’s retirement, (iii) if such Services are terminated other than for Cause or other than as a result of Disability, the date specified in the Notice of Termination, (iv) if Services are terminated for Disability, the date of Executive’s Disability, (v) if Services are terminated by Executive for Good Reason, the date specified in the Notice of Termination, (vi) if Executive’s Services are terminated following a Change in Control, the date in the Notice of Termination, and (vii) otherwise shall be the last day Executive provides Services to the Company.
(k) “Disability” shall mean that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
(l) “Good Reason”. Executive may terminate this Agreement and his or her employment hereunder for Good Reason in the twenty four (24) months following a Change in Control by providing written notice to Company of his intention to do so. For purposes of this Agreement, “Good Reason” shall mean:
(i.)the assignment to Executive of any duties inconsistent with Executive’s position (including offices, titles and reporting requirements), authority, duties or responsibilities as in effect immediately prior to the Change in Control, or any other action by Company that results in a diminution in such position, authority, duties or responsibilities (excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith);
(ii.)any requirement that Executive be based at any office or location more than fifty (50) miles from their office or location prior to the Change in Control;
(iii.)a material diminution in Participant’s base salary and/or Target Bonus;
(iv.)any failure by Company to continue in effect any cash or stock-based incentive or bonus plan, retirement plan, welfare benefit plan or other compensation, retirement or benefit plan and policy, unless the aggregate value (as computed by an independent benefits consultant selected by Company and reasonably acceptable to Executive or Executive’s legal representative) of all such compensation, retirement or benefit plans and policies provided Executive is not materially less than their aggregate value as in effect at any time during the one hundred twenty (120) day period immediately preceding a Change in Control or, if more favorable to Executive, those provided generally at any time after the Change in Control to other peer employees of Executive and its affiliated companies;
(v.)in the event of a pending Change in Control, Company and Executive have not received written notice at least five (5) business days prior to the anticipated closing date of the transaction giving rise to the Change in Control from the successor to all or a substantial portion of the Company’s business and/or assets that such successor is willing as of the closing to assume and agree to perform Company’s obligations under this Agreement in the same manner and to the same extent that Company is hereby required to perform.

(vi.)Executive must provide written notice to Company of the existence of the condition(s) described in Sections (i) and (iii) above within 90 days of the initial existence of the condition(s). Company shall have 30 days after such notice is given during which to remedy the condition(s), and such occurrence shall not be deemed to constitute Good Reason if such event or circumstance has been fully corrected by Company within the 30 day cure period and Executive has been reasonably compensated for monetary losses or damages resulting therefrom.
(m) “Long Term Incentive Awards” (or “LTIA”) shall mean Stock Options, Non-qualified Stock Options, SARs, Restricted Stock, Restricted Stock Units, Stock Unit Awards, Performance Shares, and Performance Units.
(n) “Notice of Termination” shall mean a notice which indicates the specific basis for termination of the Services of Executive and shall set forth in reasonable detail the facts and circumstances claimed to provide such basis. The Notice of Termination shall also include the date of termination.
(o) “Prospective Change in Control” shall mean (i) any offer presented, directly or indirectly, to the Board which, if consummated, would constitute a Change in Control, or (ii) any negotiation with the Board or any committee or representative thereof to make such an offer (including the unilateral announcement of the terms on which such an offer would be made).
(p) “Services” shall mean employment with the Company.
(q) “Short Term Incentive Plan” means the existing system of annual bonuses payable to Executives, pursuant to which annual target bonuses are established based upon job levels and payments of bonuses as a percentage of such targets are made based upon Company and/or individual performance under the 2013 Plan.

3.
Termination. Executive shall be entitled to receive separation payments provided for in Section 4 of this Agreement upon termination of Executive’s Services unless such termination is (a) because of Executive’s death, Disability or retirement, (b) by the Company for Cause, or (c) by Executive for any reason (other than for Good Reason); subject to and only upon, Executive’s agreement and execution of the Severance Agreement attached hereto as Exhibit “A”, no later than thirty (30) days following the date of Notice of Termination. Notwithstanding as may be otherwise provided in this Agreement, if the period during which Executive is required to execute the Severance Agreement spans two taxable years, any payments conditioned upon the execution of the Severance Agreement shall not be paid earlier than the first day of the second taxable year. For all purposes of this Agreement, Executive shall be considered to have terminated his Services with the Company when Executive incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.

4.	Separation Payments and Vesting.
(a) Termination without Cause. Except as otherwise provided in Section 4(b) of this Agreement, upon the termination of Executive, pursuant to Section 3 of this Agreement, (a) the Company shall pay Executive:
(i) Cash Severance equal to the sum of [x] times Executive’s annual base salary at the rate in effect at the time Notice of Termination is given, plus one time Executive’s Annual Target Bonus, and
(ii) notwithstanding any provision to the contrary in any Award agreement, any unvested LTIAs made to Executive shall continue to vest per their original terms; however, Performance Shares issued as part of an LTIA shall vest on a prorated basis as of the Date of Termination and are to be paid when the Award would have been paid had Executive not been Terminated. Any other Award, except as set forth in this Section 4(a) shall be forfeited.
(b) Termination for Good Reason or without Cause upon a Change in Control. Upon the termination of Executive’s services pursuant to a Notice of Termination given by Company after, or in connection with, a Change in Control or by Executive for Good Reason, before the second anniversary of a Change in Control, the Company shall pay to Executive:
(i) Cash Severance equal to the sum of [x] times Executive’s annual base salary at the rate in effect at the time Notice of Termination is given, plus [y] times Executive’s Annual Target Bonus, plus
(ii) the prorated Short Term Incentive in an amount equal to that portion of 100% of the Executive’s Annual Target Bonus prorated through the last day of the month of the Date of Termination,

(iii) notwithstanding any provision to the contrary in any Award agreement, any unvested LTIAs made to Executive shall fully vest; however, Performance Shares issued as part of an LTIA shall vest on a prorated basis as of the Date of Termination and are to be paid when the Award would have been paid had Executive not been Terminated.
(c) Notwithstanding the foregoing, if Termination occurred for Good Reason as specified in Section 2(l) of this Agreement, the termination payments provided for in subsection 4(b) shall be calculated using Executive’s annual base salary and Annual Target Bonus as in effect immediately before any reduction of such annual base salary or Annual Target Bonus.
(d) All payments under subsections (a)(i) and (b)(i)-(ii) of this Section 4 of this Agreement shall be paid only upon, and on the first pay date of the second month following the timely execution by Executive of the Severance Agreement attached hereto as Exhibit “A”, subject to Section 16 below.
(e) Notwithstanding anything to the contrary contained in this or any other Agreement between Executive and the Company or Award by Company to Executive, any payments or vesting of LTIAs under this Section 4 of this Agreement are conditioned upon and subject to the execution by Executive and receipt by Company of the fully executed Severance Agreement attached hereto as Exhibit “A”.

5.
Other Payments. Upon termination of Executive’s services pursuant to Section 3 of this Agreement, the Company shall, in addition to the payments provided for in Section 4 of this Agreement, pay to Executive:

(a) All relocation payments incurred in connection a move back to the original job or work location of Executive prior to a Change in Control  and all legal fees and expenses incurred by Executive as a result of such termination, including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Sections 409A or 4999 of the Code to any payment or benefit provided hereunder; and
(b) During the period of one (1) year following the Date of Termination, all reasonable expenses incurred by Executive in seeking comparable employment with another employer to the extent not otherwise reimbursed to Executive, including, without limitation, the fees and expenses of a reputable out placement organization, and reasonable travel, telephone and office expenses.
Any payments pursuant to this Section 5 shall be made by the Company upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Company. In no event shall any payment be made to Executive for fees and expenses incurred after the close of Executive’s second taxable year following the taxable year in which the Date of Termination occurs.

6.
Maintenance of Other Benefit Plans. For a period of three (3) years (one year if not in connection with a Change in Control) following Executive’s Date of Termination the Company shall maintain, or cause to be maintained, in full force and effect, for the continued benefit of Executive, comprehensive medical and dental insurance, group life insurance (but not including disability coverage) on the same basis as such Executive participated immediately prior to the Date of Termination, unless Executive’s continued participation is not permitted under the general terms and provisions of such plans and programs or applicable law, in which case the Executive shall be entitled to a lump sum payment equal to the value of the Company’s contribution for such coverage consistent with plan benefits immediately prior to the Date of Termination or Change in Control, whichever is greater. Continued benefits provided pursuant to the preceding sentence shall be subject to the following requirements: (a) continued benefits provided during one taxable year of Executive shall not affect the continued benefits provided during any other taxable year of Executive, (b) any reimbursement of an eligible expense with respect to a continued benefit shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred and (c) the right to a continued benefit shall not be subject to liquidation or exchange for another benefit.

7.
No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment so provided for be reduced by any compensation earned by Executive as the result of employment by another employer, by retirement benefits or by offset against any amount claimed to be owed by Executive from the Company.

8.	Covenants.
(a)Confidentiality of Records/Non-Disclosure Covenant.  Executive acknowledges and agrees that in working as ____________________________________________ for Company, Executive will receive specialized knowledge and experience and Company will provide to Executive confidential and/or proprietary information of Company which is of great value to Company and which it has developed at its significant expense.  “Confidential Information” shall include, but is not limited to, all non-public and/or proprietary information regarding Company’s business strategies and practices, sales and marketing strategies and practices, methods of operation, pricing information, cost information, hiring and training methods, investment policies, business manuals, Company financial information, Company contracts and/or forms and any other confidential, proprietary and/or trade secret information concerning Employer.  Executive further acknowledges and agrees that both during the term of his or her employment with Company and continuing after termination of this Agreement, Executive shall not disclose Company’s Confidential Information.
(b)Non-Solicitation and Non-Competition.  Throughout the Executive’s employment with Company and for a period of twelve (12) months following the termination of Executive’s employment unless such termination is (i) because of Executive’s death, Disability, or retirement, (ii) by the Company for Cause, or (iii) by Executive for any reason (other than for Good Reason), Executive agrees to the following:
(1)that, he or she will not (i) entice or encourage any employee of Company to terminate his or her employment with Company; and
(2)that, he or she shall not compete with Company, on his or her own behalf, on behalf of any other person, or as an officer, director, agency representative, employee or shareholder of any other entity competitive with Company in Bexar County and any adjacent counties as well as any other geographic areas in which Company conducts business as of the date of the Executive’s termination of employment.

9.
Successors. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation, operation of law or otherwise) to all or substantially all of the business and assets of the Company, by written agreement, to expressly assume and agree to carry out the provisions of this Agreement in the same manner and to the same extent that the Company would be required to carry them out if no such succession had occurred.

10.
Notice. Any notice expressly provided for under this Agreement shall be in writing, shall be given either manually or by certified and registered mail, carrier service or by personal service, and shall be deemed sufficiently given, if and when received by the Company at its offices at One Valero Way, Building D, San Antonio, TX 78249, Attention: General Counsel, or by Executive at the address on the records of the Company for Executive, or if and when mailed by registered mail, postage prepaid, return receipt requested, addressed to the Company or Executive to be notified at such address. Either the Company or Executive may, by notice to the other, change its address for receiving notices.

11.	Amendment and Termination.
(a) This Agreement may be terminated at any time by the Company; however,
(b) no amendment or termination made within one (1) year before a Change in Control and made while a Prospective Change in Control is pending may adversely affect any benefit that might at any time be or become owing hereunder to Executive who, immediately prior to the commencement of such Prospective Change in Control, without the consent of Executive.

12.
Venue. Any claims under this Agreement must be resolved first by way of good faith negotiations between Executive and the Lead Director of the Board and the Compensation Committee of the Board, which is to occur as soon as practical after a dispute arises hereunder. Should that fail to result in an amicable resolution, the Parties agree that the sole and exclusive venue for any disputes related to, regarding or arising out of this Agreement shall be the state or federal Courts of Bexar County, Texas.

13.	Governing Law. This Agreement, and the rights and obligations of the Company and Executive hereunder, shall be construed and governed in accordance with the law of the State of Texas.

14.
Partial Invalidity. If any provision of this Agreement is determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect the remaining provisions of this Agreement, which shall remain in effect in accordance with its terms.

15.
Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in section 280G(c) of the Code), and the payments and benefits provided for under this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in section 280G(b)(2) of the Code), then the payments and benefits provided for under this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company and its affiliates will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided, and through error or otherwise, that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 15 shall require the Company to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under section 4999 of the Code.
16. Code Section 409A.
(a) Six-Month Delay for Specified Employees. If any payment, compensation or other benefit provided to Executive in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A and Executive is a “specified employee” as defined in Code Section 409A(2)(B)(i), no part of such payments shall be paid before the day that is six (6) months plus one (1) day after Executive’s separation from service (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of separation from service and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to Executive that would not be required to be delayed if the premiums therefor were paid by Executive, Executive shall pay the full cost of premiums for such welfare benefits during the six-month period and the Company shall pay Executive an amount equal to the amount of such premiums paid by Executive during such six-month period promptly after its conclusion.
(b) Payments for Reimbursements and In-Kind Benefits. Any reimbursements for costs and expenses under the Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which Executive incurs such expense. With regard to any provision under the Agreement that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided, however, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.
(c) Installments as Separate Payment. If under the Agreement, an amount is paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

17.
Tax Withholding. The Company may withhold from any amounts payable under this Agreement or otherwise payable to Executive any taxes the Company determines to be required under applicable law or regulation and may report all such amounts payable to such authority as is required by any applicable law or regulation.

18. Entire Agreement. This Agreement and the documents expressly referred to herein contain the entire understanding of the Company and Executive with respect to severance or benefits in relation to a Change in Control, shall not supersede any non-qualified deferred compensation plan(s) sponsored by the Company and any agreements and plans related to Awards except as expressly set forth herein. Any prior or superseded agreement or understanding is void and of no further force and effect.

19.
Severability. If any one or more Sections or other portions of this Agreement are declared by any court or governmental authority to be unlawful, invalid, void or unenforceable, such unlawfulness, invalidity or unenforceability shall not serve to invalidate any Section or other portion not so declared to be unlawful, invalid, void or unenforceable. Any Section or other portion so declared to be unlawful, invalid, void or unenforceable shall be construed so as to effectuate the terms of such Section or other portion to the fullest extent possible while remaining lawful and valid. To the extent that any provision of this Agreement is adjudicated to be unlawful, invalid, void or unenforceable because it is overbroad, that provision shall not be void but rather shall be limited only to the extent required by applicable law and enforced as so limited. The parties expressly acknowledge and agree that this Section is reasonable in view of the parties’ respective interests.

20.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

By: CST Brands, Inc.

By: [Executive]

[title]	DATE

EXHIBIT A
SEVERANCE AGREEMENT
AND GENERAL RELEASE OF CLAIMS
This Severance Agreement and General Release of Claims (the “Agreement”) is made and entered into between _______________________ (“I” or “me”) and CST Brands, Inc., a Delaware corporation (“CST”), dated effective the __th day of _______. Capitalized terms used but not defined herein have the meanings assigned to them in that certain Separation Agreement entered into between CST and ___________ on the ___day of _____, 2014 (the “Separation Agreement”), to which this Exhibit A is attached and of which it forms a part.

1.	CONSIDERATION, RELEASE AND AGREEMENTS
I will no longer be a full-time employee of CST [as well as any position as officer or director with CST, and its subsidiaries and affiliates] effective __________________ (“Termination Date”). Accordingly, my signature below evidences my resignation of each position I may hold with CST effective as of the Termination Date. This Agreement is made on behalf of myself, my heirs, executors, administrators, legal representatives, successors, and assigns. CST and I wish to confirm through this Agreement the payments and benefits that will be provided to me in full settlement of all matters relating to my employment with CST and any of its subsidiaries and affiliates and my separation therefrom.
In consideration of the payments and/or benefits listed below, I make the following agreements and RELEASE AND FOREVER DISCHARGE the persons and organizations specified in Section 3 herein; I acknowledge that the Consideration is in addition to anything of value to which I am already entitled.
CST will pay me “Consideration" in the amount of:

(a)	[Severance amount (___dollars and ___ cents)], less applicable taxes as severance benefits;

(b)
Provided I timely elect to continue health insurance coverage under the Company-sponsored welfare benefit plan after the Termination Date pursuant to the federal COBRA law, reimbursement for a period of _____months following the Termination Date for continued group medical, dental and vision coverage for me and/or my eligible dependents at the same coverage levels as in effect immediately prior to my Termination Date or Change in Control, whichever is greater. This period of coverage satisfies the obligation to offer and shall be considered COBRA continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended; and

(c)
For a period of _______months_ following the Termination Date, CST shall provide life insurance coverage for my continued benefit on the same basis as I participated in the Company-sponsored plan immediately prior to the Termination Date, unless such continued participation is not permitted under the general terms and provisions of such plans and programs or applicable law, in which case I will be entitled to a lump sum payment equal to the value of the Company’s contribution for such coverage consistent with plan benefits immediately prior to the Termination Date or Change in Control, whichever is greater. I acknowledge and agree that the right to such continued benefit shall not be subject to liquidation or exchange for another benefit.

(d)
I will be reimbursed for the actual charges of my relocation payments incurred in connection with my move back to the original job or work location prior to a Change in Control and all legal fees and expenses incurred by me as a result of such termination, and any fees and expenses incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by the Separation Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Sections 409A or 4999 of the Code to any payment or benefit provided under the Separation Agreement, after I present to CST appropriate documentation evidencing all such fees and/or expenses. The charges for relocation and other items provided for herein must be incurred and the invoice received by CST no later than ___________, 20__ in order to be eligible for reimbursement. If I do not seek reimbursement for the relocation charges or do not otherwise incur the other fees and expenses referenced herein, no compensation will be paid to me in lieu thereof.; and

(e)
I will be reimbursed for actual charges I incur in seeking comparable employment, including without limitation, outplacement services, reasonable travel, and telephone/office expenses, after I present appropriate documentation to CST evidencing all such fees and/or expenses. The actual charges referenced herein must be incurred and the invoice received no later than ______________, 20__. If I do not incur charges as contemplated herein, no compensation will be paid to me in lieu thereof.
The parties acknowledge and agree that grants awarded to me under the terms of the ________________(as it may be amended), dated ______ (“___ Grant”) and __________ (“____ Grant”), [included additional if necessary] shall remain subject to the terms and conditions of the ________________ and applicable award agreement [OR shall fully vest notwithstanding any provision to the contrary in any Award agreement]. For clarification, [lay out relevant information for Executive’s specific awards].
I understand that if any of the following events occurs, this Agreement will not be effective and I will not be entitled to the Consideration mentioned above: (1) I fail to deliver a copy of this Agreement with my original, notarized signature to CST on or before the date that is twenty-one (21) days from _________, as further addressed in Section 20, or (2) I revoke my acceptance of this Agreement within seven (7) days after my acceptance in accordance with Section 20 below. This Agreement may also be terminated by the Company in the event I fail to fulfill any of the other terms and conditions of this Agreement.

2.	TIMING AND DELIVERY OF PAYMENTS
Unless this Agreement is terminated, and subject to my fulfilling the terms set forth herein, the payment of the Consideration in Section 1(a) above will begin on CST’s next regularly scheduled pay date following the second month after the full execution and receipt by Company of this Agreement, subject to Section 17 of the Separation Agreement, and only if I do not revoke this Agreement. Notwithstanding as may be otherwise provided in this Agreement, if the period during which execution of this Agreement and payment of Consideration hereunder spans two taxable years, any payments conditioned upon the execution of this Agreement shall not be paid earlier than the first day of the second taxable year.

3.	PERSONS AND ORGANIZATIONS RELEASED
I release CST and all of its past, present, and future parent, subsidiary, or otherwise affiliated companies, successors, and assigns, and all of their respective past, present, and future officers, directors, agents, administrators, trustees, insurers, successors, employees, fiduciaries, and employee benefit plans. Collectively, these persons and organizations are referred to in this Agreement as “the Company.”
4.    MATTERS RELEASED
I affirm that I have not filed, caused to be filed, and/or am not presently a party to any claim, complaint or action against the Company in any forum or form. In addition, I affirm that upon execution of this Agreement, I will have been paid all applicable wages, bonuses, and other compensation owed to me relating to or resulting from my employment with the Company. I further affirm that I have no known workplace injuries or occupational diseases.
In exchange for the Consideration provided above, I hereby release and waive any and all claims, rights, demands, actions, obligations and causes of action of any and every kind, nature, and character, whether known or unknown, that I may now have or have ever had up to and including the Termination Date, against the Company. This release includes, without limitation, all claims concerning the terms and conditions of my employment, concerning anything that happened to me or arose while I was an employee, or concerning my separation from employment.
I understand that the claims released include, without limitation, whether based on federal, state or local law, claims for breach of any implied contract, quasi contract, express contract or covenant; claims for promissory estoppel; claims of entitlement to any pay (other than the Consideration in Section 1) claims of wrongful denial of insurance and employee benefits or wages; claims for wrongful termination, public policy violations, unfair business practices, negligence, defamation, invasion of privacy, fraud, misrepresentation, emotional distress or other common law or tort causes of action; wage and hour claims; claims of harassment, retaliation or discrimination under federal, state, or local law; claims based on any federal, state or other governmental statute, regulation or ordinance, including, without limitation, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 (and as amended in 1991), the Fair Credit Reporting Act, the Employee Retirement Income Security Act (as amended), the Consolidated Omnibus Budget Reconciliation Act of 1985, the Worker Adjustment and Retraining Act; the Family and Medical Leave Act, the Equal Pay Act, the Genetic Information Nondiscrimination Act of 2008, the Lilly Ledbetter Fair Pay Act of 2009, the Fair Labor Standards Act, the Texas Commission on Human Rights Act, the Texas Labor Code, and any other federal, state or local laws prohibiting employment or wage discrimination and/or retaliation, including workers’ compensation retaliation; the National Labor Relations Act, the Labor Management Relations Act; all claims or causes of action that are known or unknown, suspected or unsuspected, concealed or hidden, or whether developed or undeveloped, up through and including the Termination Date; and any liability for damages, affirmative or equitable relief, judgments, or attorneys’ fees thereof.
I further acknowledge that I am knowingly and voluntarily waiving and releasing any and all rights I may have under the Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), I also acknowledge that Consideration given for the above waiver and release is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the date this Agreement is signed; (b) I have been advised hereby that I have the right to consult with an attorney prior to executing this Agreement; (c) I have twenty-one (21) days to consider this Agreement; and (d) I have seven (7) days following my execution of this Agreement to revoke the Agreement and that, if I do so, the Agreement shall be of no force or effect and I will not be entitled to receive the Consideration.
Nothing in this Agreement precludes me from filing a charge with or participating in an investigation of the Equal Employment Opportunity Commission or similar state agency; however, I agree not to accept any monetary relief whatsoever as a result of such charge or investigation.
5.    TAXES
I understand and agree to be solely responsible for the payment of all income and other taxes due, or that may become due, because of the Consideration received by me as described in this Agreement, including, but not limited to, those imposed by federal, state, county, and municipal jurisdictions, and I hereby agree to indemnify and hold the Company harmless against any taxes, interest, penalties or other charges assessed by any federal, state or local taxing authority in connection with the Consideration. Notwithstanding the forgoing, the Company may withhold from amounts payable under this Agreement all federal, state, local, and foreign taxes that are required to be withheld by applicable laws or regulations.
6.    NO ADMISSION OF LIABILITY
Neither the payment of any Consideration nor any agreements made or referenced in this Agreement above are to be understood as an admission of wrongdoing or liability by the Company.

7.	CONFIDENTIALITY AND NON-DISPARAGEMENT
I understand that this Agreement is confidential, and I agree I have not, may not, and will not disclose the existence or terms of this Agreement (including any amounts paid in consideration of this Agreement) to any third party; provided, however, that the terms and existence of this Agreement may be disclosed as required by law upon advice of counsel to CST. I understand I may disclose the terms of this Agreement to my spouse, personal attorney, accountant, or tax advisor, provided I instruct such person that the information is confidential and not to be disclosed. Subject to the foregoing, this confidentiality provision applies to and expressly prohibits all communications to any person or entity including, without limitation, communications to any present, former, or future Company employees.
I also agree not to, directly or indirectly, engage in communications or conduct that disparages the Company or any of it officers, directors, representatives, or employees or make any negative statements about the business, products, employees, or employment/compensation/benefit practices of the Company. In addition, I agree not to help, encourage, or voluntarily participate in asserting or filing of any claims or suits related to the employment, or separation thereof, of any individual from the Company, except as required by law.
I agree that the Company shall be entitled to injunctive or other equitable relief enjoining and restraining any actual or threatened breaches of the provisions of this Section. Nothing herein, however, shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including but not limited to, the recovery of damages (both actual and punitive) from me.
If the Company is asked to provide a prospective employer a reference regarding my employment with the Company, I will direct that employer to the Company’s employment verification line for verification of the dates of employment and position(s) held. If the Company is contacted by any prospective employer, the Company will confirm dates of employment and position(s) held.
8.    COOPERATION
I understand that I have material knowledge of various existing matters, or matters that may arise in future, arising out of or related to the Company’s business or operations, and that the Company may require my assistance in order to address, respond to, resolve, or defend against such matters. I agree to cooperate with the Company and its affiliated entities and their respective counsel in the handling or defense of such matters and any related legal or other proceedings until such matters are fully and finally resolved. Such cooperation shall include, but is not limited to, providing information to counsel for the Company, assistance in locating and/or reviewing relevant documents, participating in interviews, and providing testimony in deposition or in court. Except as may be required by law, I agree to communicate with any party adverse to the Company, or with a representative, agent or legal counsel for any such party, concerning any such pending or future claims or litigation or administrative hearing solely through legal counsel for the Company. This requirement is not intended to and does not preclude me from giving testimony or providing information as a witness in a judicial, administrative, or grievance proceeding or restrict my communications with my attorney or spouse. I agree to promptly advise the Company if I receive a request, order, or notice seeking to obtain my testimony or seeking information in connection with any proceeding or potential proceeding involving the Company. The Company agrees to reimburse me for any reasonable costs actually incurred by me as a result of any travel or other expenses relating to my cooperation with the Company under this Section so long as appropriate documentation is provided. Any expenses for which reimbursement is to be requested will be approved in advance by an appropriate representative of the Company before they are incurred.
9.    PROPRIETARY INFORMATION AND TRADE SECRETS
I re-affirm Section 8 of the Separation Agreement and agree that during the course of employment, CST provided me with confidential, proprietary, and trade secret information of the Company (“Confidential Information”). Such Confidential Information includes, but is not limited to, all non-public and/or proprietary information regarding Company’s business strategies and practices, sales and marketing strategies and practices, methods of operation, pricing information, cost information, hiring and training methods, investment policies, business manuals, Company financial information, Company contracts and/or forms and any other confidential, proprietary and/or trade secret information concerning Employer, which if misused or disclosed, could adversely affect the business of the Company.
I agree I will keep in strict confidence and will not directly or indirectly disclose or use any Confidential Information of the Company unless required by law or court order. I acknowledge and agree the duties and obligations under this Section will continue for as long as such Confidential Information remains confidential to the Company. I further acknowledge and agree any breach of this Section would be a material breach of this Agreement, and any violation of this provision shall entitle the Company to appropriate relief, including injunctive relief and an award of actual damages.
10.     NON-SOLICITATION, NON-INTERFERENCE AND NON-COMPETE
I re-affirm Section 8 of the Separation Agreement and agree that for the period of twelve (12) months following my Termination Date, I will not:

(a)	entice or encourage any employee of Company to terminate his or her employment with Company; and

(b)
compete with Company, on my own behalf, on behalf of any other person, or as an officer, director, agency representative, employee or shareholder of any other entity competitive with Company in Bexar County and any adjacent counties as well as any other geographic areas in which Company conducts business as of the date of my termination of employment.

11. RETURN OF COMPANY MATERIALS, DISPOSITION OF PERSONAL BELONGINGS
On or before ____________, I will have: (1) returned all Company property (keys, credit cards, identifications, security access cards, computers, etc.) and information, including manuals or other materials created by the Company, any related company or entity, or any customer, which directly or indirectly relates to the business of the Company; and (2) removed all of my personal belongings from the workplace.
12.    CONSULTATION WITH AN ATTORNEY; UNDERSTANDING OF AGREEMENT
I have been advised to consult with an attorney prior to executing this Agreement. In signing this Agreement, I have relied on my own judgment and/or the advice of my attorney, and not on any statement or representation of the Company. I understand the terms and conditions of this Agreement, agree to abide by it, and voluntarily execute it without any reservation. I understand this Agreement is a full and final release of any and all claims that I may have against the Company.
13.    NON-ASSIGNMENT
I represent I have not assigned, pledged, sold, transferred, or otherwise conveyed any right, claim, or interest that I may have in any matters released herein.
14.    VENUE AND GOVERNING LAW
Any disputes arising out of this Agreement must be resolved first by way of good faith negotiations between Executive and the Lead Director of the Board and the Compensation Committee of the Board, which is to occur as soon as practical after a dispute arises hereunder. Should that fail to result in an amicable resolution, the Parties agree that the sole and exclusive venue for any disputes related to, regarding or arising out of this Agreement shall be the state or federal courts of Bexar County, Texas. The validity, construction, interpretation, and administration of this Agreement shall be controlled and governed by the substantive laws of the State of Texas.

15.    Agreement to Be Construed Fairly
This Agreement is to be construed fairly and not in favor of or against either party, regardless of which party drafted or participated in the drafting of its terms. Any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.
16.    Severability/ Headings
If any word, clause, phrase, sentence, or paragraph of this Agreement is declared void or unenforceable, such portion shall be considered independent of, and severable from, the remainder, the validity of which shall remain unaffected. The various headings used in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of the Agreement or any provision of it.
17.    SECTION 409A
The Parties agree that this Agreement is intended to comply, and shall be administered consistently, in all respects, with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and the regulations and additional guidance promulgated thereunder, to the extent applicable. If necessary in order to ensure such compliance, this Agreement may be reformed consistent with guidance issued by the Internal Revenue Service. CST shall have authority to take any action, or refrain from taking any action, with respect to this Agreement that is reasonably necessary to ensure compliance with Section 409A (provided that the Company shall choose the action that best preserves the value of the payments and benefits provided to the me under this Agreement that is consistent with Section 409A) and the parties agree that this Agreement shall be interpreted in a manner that is consistent with Section 409A, to the extent applicable. In no event shall the Company be liable for any additional tax, interest or penalties that may be imposed on me under Section 409A o or any damages for failing to comply with Section 409A.
In furtherance, but not in limitation of the foregoing: (a) in no event may I designate, directly or indirectly, the calendar year of any payment to be made hereunder; (b) in the event that I am a “specified employee” within the meaning of Section 409A, payments which constitute a “deferral of compensation” under Section 409A and which would otherwise become due during the first six (6) months following my Separation Date shall be delayed and all such delayed payments shall be paid in full in the seventh (7th) month after my termination of employment, or if earlier, upon my death, provided that the above delay shall not apply to any payment that is excepted from coverage by Section 409A, such as a payment covered by the short-term deferral exception described in Treasury Regulations Section 1.409A-1(b)(4); (c) notwithstanding any other provision of this Agreement, a termination, resignation or retirement of my employment hereunder, shall mean, and be interpreted consistent with, a “separation from service” within the meaning of Section 409A, and “Separation Date,” for purposes of determining the date that any payment or benefit is required to be provided hereunder, shall be deemed to mean the date of my separation from service within the meaning of Section 409A; (d) with respect to any reimbursement of fees and expenses, or similar payments or any in-kind benefits, the following shall apply: (i) unless a specific time period during which such expense reimbursements and payments may be incurred is provided for herein, such time period shall be deemed to be my lifetime; (ii) the amount of expenses eligible for reimbursement hereunder, or in-kind benefits to which I am entitled hereunder, in any particular year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other year; (iii) the right to reimbursement of expenses or in-kind benefits shall not be subject to liquidation or exchange for any other benefit; (iv) the reimbursement of an eligible expense or a payment shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred or the payment was remitted, as the case may be.
Wherever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.
18.    ENTIRE AGREEMENT
I agree this Agreement constitutes the entire agreement, covenant, and consideration with the Company except as modified by Section 19 here in. I have not relied upon any other consideration, covenant, promise, or agreement not contained in this document. Any amendment to this Agreement shall be in writing and signed by duly authorized representatives of the parties hereto and stating the intent of the parties to amend this Agreement.
19.    POST-EMPLOYMENT OBLIGATIONS
Notwithstanding anything to the contrary herein, this Agreement shall not alter or terminate any post-employment obligations previously agreed to by me (including, but without limitation, confidentiality, non-competition, non-solicitation), which I agree shall survive the termination of my employment.

20.    ACCEPTANCE OF THE AGREEMENT
I understand I may take up to twenty-one (21) days from receipt of this Agreement on _____________, to decide whether to accept it. I may accept this Agreement within the twenty-one (21) day period by voluntarily signing the Agreement, but I am not required to do so and in no event may I sign it before my last day worked (_______). I further understand that if I fail to deliver an original executed copy of this Agreement to:
CST Brands, Inc.
Attn: General Counsel
One Valero Way
Building D, Suite 200
San Antonio, Texas, 78249
within this twenty-one (21) day period, the Agreement will not be considered or accepted by the Company and I will not be entitled to the Consideration set forth above.
21.    REVOCATION OF THE AGREEMENT
I understand I may revoke this Agreement within seven (7) days after I execute it by delivering a written notice of revocation to the appropriate recipient reflected in Section 19 here in prior to the expiration of such seven (7) day revocation period. I understand that if I revoke this Agreement, the Agreement shall be of no force or effect and I will not be entitled to receive the consideration. If, after the seven (7) day revocation period, I have not revoked the Agreement, I understand the Agreement will be effective and enforceable, provided that I have satisfied all other conditions stated in this Agreement.
EXECUTED on the ____ day of ___________________.
By _________________________________
THE STATE OF TEXAS                §
COUNTY OF BEXAR                §
BEFORE ME, the undersigned authority, on this day appeared ___________________ personally known by me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that she executed the same for the purposes and consideration therein expressed.
SUBSCRIBED AND SWORN TO before me on _________________________, 20__.
(SEAL)

Notary Public in and for
The State of Texas

Printed Name of Notary
My Commission Expires:
ACCEPTED on the ___ day of _______________, 20___.
    CST Brands, Inc.
________________________________
By:
Its: